Exhibit 10.5

                          SOMANTA PHARMACEUTICALS, INC
                          ----------------------------
                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is by and between Somanta Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 19200 Von Karman Avenue, Suite 400, Irvine, CA 92612 ("Employer") and David W. Kramer, an individual ("Executive").


                                    RECITALS
                                    --------

A. Employer desires to engage Executive and Executive desires to accept such engagement and to provide such services to Employer as are set forth in this Agreement.


                                    AGREEMENT
                                    ---------

         In consideration of the promises and mutual covenants contained herein, the above recitals which are incorporated by reference herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Employment. Employer hereby engages Executive to serve as Chief Financial Officer of the Employer and Executive hereby accepts such an engagement upon the terms and conditions set forth herein. Executive shall be accountable to and report to the Board of Directors of the Employer (the "Board"). The parties acknowledge and agree that the Employer intends to merge with an entity subject to the public reporting requirements of Securities Exchange Act of 1934, as amended or a wholly-owned subsidiary of such entity. The parties agree that this Agreement shall be assigned to such successor entity and shall become binding upon such successor entity. At the time of such assignment, references herein to "Employer" shall be references to such successor entity and the remaining terms and provisions of this Agreement shall continue on in full force and effect.

         2. Term. The initial term of this Agreement shall be for a period of one (1) year (the "Initial Term"), commencing on January 31, 2006 (the "Effective Date") and terminating on January 31, 2007. This Agreement shall be automatically renewed for additional one (1) year terms (each, a "Renewal Term" and together with the Initial Term, the "Term"), unless either party provides the other with notice of non-renewal of this Agreement at least sixty (60) days prior to the end of the Initial Term or any Renewal Term, as applicable. This Agreement may be terminated at any time during the Term pursuant to Section 12 of this Agreement. Executive's employment with Employer will end when this Agreement terminates or expires due to non-renewal. Upon termination of Executive's employment with Employer for any reason, Executive shall deliver a written resignation to the Board stating that Executive has resigned from all offices and directorships with Employer and any and all of its subsidiaries.

         3. Duties; Outside Activities. Employer requires that: (i) Executive will devote utmost knowledge and best skill to the performance of his duties under this Agreement; (ii) Executive shall devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illness; and (iii) Executive will not engage in any other gainful occupation, business or activity which requires his personal attention or creates a conflict of interest with his job responsibilities under this Agreement without the prior approval of the Board, with the exception that (i) Executive may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit and (ii) Executive may continue participation in certain outside activities as set forth on Exhibit A attached to this Agreement.

         4.       Compensation.

                  4.1. Base Salary. Executive shall be paid a gross annual salary of Two Hundred and Fifteen Thousand Dollars ($215,000) (the "Base Salary"), payable on a pro-rated basis according to Employer's payroll schedule and subject to applicable state and federal withholdings and other payroll deductions. The Base Salary is subject to upward adjustment, from time to time, by the Board in its sole discretion.

                  4.2. Bonus. The Board may award the Executive an incentive bonus of up to Thirty percent (30%) of the Base Salary (the "Bonus"). The award of the Bonus to Executive will be based upon the achievement by Employer of certain milestones (the "Milestones"), as mutually agreed to by Executive and Employer from time to time, with the first year Milestones described in Exhibit B, attached hereto. Achievement of the Milestones by Employer shall result in a Bonus equal to Thirty percent (30%) of the Base Salary. Should Employer exceed the Milestones, the Board may award Executive up to an additional Five percent (5%) of the Base Salary.

                  4.3. Stock Options. The Board may grant to Executive options (the "Options") to purchase shares of the Employer's Common Stock ("Common Stock"), pursuant to the Company's then in effect equity incentive plan. Should the Employer terminate Executive's employment during the Term without Cause, then (a) any and all of Executive's unvested Options shall become fully vested and exercisable; and (b) if the Common Stock is not publicly traded on an established securities market at the time of termination, Executive shall have the right to require Employer to repurchase shares of Common Stock acquired upon the exercise of such Options at the then fair market value of such Common Stock, in accordance with reasonable procedures to be agreed upon by the parties from time to time.

         5.       Fringe Benefits.

                  5.1. Health Insurance. Executive, and Executive's dependents, shall be entitled to participate in Employer's health insurance and disability insurance plans, as offered to similarly situated employees from time to time.

                  5.2. Vacation Days. Executive will accrue vacation days at the rate of two (2) vacation days per month. Executive cannot earn or accrue more than twenty (20) vacation days. Once Executive has accrued this maximum, Executive cannot earn or accrue additional vacation days until some or all of the prior unused vacation days credit has been used. Executive's vacation days will be scheduled at those times which are mutually convenient to Employer's

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

business and Executive. Accrued but unused vacation days shall be paid in a cash lump sum promptly after Executive's termination of employment.

                  5.3. Other Benefits. Executive shall participate in such other benefits as Employer shall maintain from time to time for its employees, provided, however, Executive shall have five sick days on an annual basis, in lieu of any sick days ordinarily provided by Employer to other employees.

         6. Expenses. During the Term, the Executive will be reimbursed for travel, entertainment and other out-of-pocket expenses reasonably incurred by him on behalf of the Employer in the performance of his duties hereunder so long as such expenses are (i) consistent with the type and amount of expenses which would be customarily incurred by similarly-situated corporate executives in the United States, (ii) the Executive properly accounts for such expenses in accordance with the Internal Revenue Code and Employer policy, and (iii) the Executive provides copies of receipts for expenses in excess of Twenty-Five Dollars ($25.00).

         7.       Trade Secrets and other Confidential Information.

                  7.1. In General. During the course of Executive's employment, Executive will have access to Employer's confidential information including, but not limited to, various trade secrets (collectively, the "Information"). The Information is of economic benefit to Employer for various reasons, including its confidential nature. Executive and Employer agree that Information shall include, but not be limited to, all information developed or obtained by Employer and comprising or relating to the following items, whether or not such information has been reduced to tangible form (e.g., physical writing): all methods, techniques, processes, ideas, research and development, trade names, service marks, slogans, forms, customer lists, pricing structures, menus, business forms, business plans, marketing programs and plans, layouts and designs, financial structures, financial information, operational methods and tactics, cost information, the identity of or contractual arrangements with third parties, the identity or buying habits of customers, accounting procedures, software, data bases, any document, record or other information of Employer relating to the above, and any and all other confidential information. Information includes not only information belonging to Employer which existed before the date of this Agreement, but also information developed by Executive for Employer or its employees during the term of this Agreement and thereafter.

                  7.2. Restriction on Use of Information. Executive agrees that his use of Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Information have not become generally known to the public:

                           7.2.1.   Non-Disclosure. Executive will not publish
or disclose, or allow to be published or disclosed, Information to any person who is not an employee of Employer unless such disclosure is necessary for the performance of Executive's obligations under this Agreement.

                           7.2.2.   Use Restriction. Executive shall use the
Information only for the limited purpose for which it was disclosed. Executive shall disclose the Information only to Employer's employees having a need to know. Executive shall promptly notify Employer of any items of Trade Secrets prematurely or improperly disclosed.

                           7.2.3.   Non-Removal. Executive will not remove any
Information from the offices of Employer or the premises of any facility in which Employer is performing services, or allow such removal, unless permitted in writing by the Board or necessary for the performance of Executive's obligations under this Agreement.

                           7.2.4.   Surrender Upon Termination. Upon termination
of his employment with Employer for any reason, Executive will surrender to Employer all documents and materials in his possession or control which contain Information.

                           7.2.5.   Prohibition Against Unfair Competition. At
any time after the termination of his employment with Employer for any reason, Executive will not engage in competition with Employer while making use of the Information of Employer.

                  7.3. Creative Works Agreement. Executive agrees to be subject to and abide by Employer's general confidentiality policy set forth in its Creative Works and Invention Assignment Agreement attached hereto as Exhibit C and incorporated by this reference as though fully set forth herein (the "Creative Works Agreement").

         8.       Solicitation of Employees or Customers.

                  8.1. Information About Other Executives and Employees. Executive will be called upon to work closely with Employees of Employer in performing services under this Agreement. All information about such Employees which becomes known to Executive during the course of his employment with Employer, and which is not otherwise known to the public, including compensation or commission structure, is Information and shall not be used by Executive in soliciting Employees of Employer at any time during or after termination of his employment with Employer.

                  8.2. Solicitation of Employees Prohibited. During Executive's employment and for one (1) year following the termination of Executive's employment, Executive shall not, directly or indirectly ask, solicit or encourage any employee(s) of Employer to leave their employment with Employer. Executive further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

                  8.3. Solicitation of Customers Prohibited. For a period of one (1) year following the termination of Executive's employment, Executive shall not, directly or indirectly, solicit the business of any of Employer's customers.

         9. Unfair Competition, Misappropriation of Trade Secrets and Violation of Solicitation Clauses. Executive acknowledges that unfair competition, misappropriation of trade secrets or violation of any of the provisions contained in Sections 7 or 8 would cause irreparable injury to Employer, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that Employer shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

         10. Representation Concerning Prior Agreements. Executive represents to Employer that he is not bound by any non-competition and/or non-solicitation agreement that would preclude, limit or in any manner affect his employment with Employer. Executive further represents that he can fully perform the duties of his employment without violating any obligations he may have to any former employer, including but not limited to, misappropriating any proprietary information acquired from a prior employer. Executive agrees that Employer will indemnify and hold Employer harmless from any and all liability and damage, including attorneys' fees and costs, resulting from any breach of this provision.

         11. Personnel Policies and Procedures. The Employer shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Executive agrees to comply with the policies and procedures of the Employer. To the extent any provisions in Employer's personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall control.

         12. Termination. Executive's employment may only be terminated prior to expiration of the Term upon occurrence of one of the following events:

                  12.1. By Death. This Agreement shall automatically terminate immediately upon Executive's death. Employer and Employee shall treat termination under this Section 12.1 as termination by Employer without cause under Section 12.5 with payments made to Executive's beneficiaries or estate, as appropriate.

                  12.2. By Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the parties hereto.

                  12.3. Disability. If Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, then the Board may terminate Executive's employment in its sole discretion in accordance with state and federal law. Employer and Employee shall treat termination under this
Section 12.3 as termination by Employer without cause under Section 12.5 hereof. Executive will cooperate with Employer's efforts to obtain disability insurance to reimburse Employer for its costs of such payment, if Employer, in its discretion, chooses to obtain disability insurance for such purpose.

                  12.4. By Employer For Cause. This Agreement may be terminated by the Employer at any time for Cause. For purposes of this Agreement, "Cause" shall mean, as determined by the Board in a nondiscriminatory manner:

                           (i)      Executive's material breach of this
                                    Agreement;

                           (ii) Executive's willful misconduct or gross negligence in the performance of Executive's duties;

                           (iii) Executive's conviction of or entering of a plea of guilty or no contest to a felony;

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

                           (iv) The order of a regulatory agency that Executive be removed from any office, authority, or employment with Employer;

                           (v) Executive's appropriation or attempted appropriation of a material business opportunity of Employer; or

                           (vi)     Executive's chronic absenteeism.

Termination for disability as described in Section 12.3 or death as described in
Section 12.1 shall not be considered Cause. In the event the Board determines that Cause exists to terminate Executive's employment, Executive shall have ten
(10) days to respond to any such allegation or conclusion and to cure the same if possible. Prior to any final decision of the Board regarding whether Cause exists to terminate Executive's employment, Executive shall be permitted to make a presentation to the Board, either individually or through counsel, regarding the matter.

                  12.5. By Employer Without Cause. Employer may, at any time, terminate Executive's employment without Cause and for reasons not specified above. In the event Executive's employment is terminated without Cause, Employer shall pay Executive the Base Salary computed pro rata up to and including the date Executive ceases to perform services for Employer. In addition, if Executive's employment is terminated without Cause on a date that is after six
(6) months after the date of this Agreement and (i) Executive executes and delivers to Employer a waiver and release of claims satisfactory to Employer and its counsel (the "Release") and (ii) Executive has not instituted any dispute resolution procedure or taken any other legal action in any way related to Employer or Executive's employment with Employer, then (a) Employer shall pay Executive an amount equal to Executive's then current Base Salary for the six
(6) month period following the date of termination (the "Severance Payment"); and (ii) Employer shall continue to provide Executive with employee benefits, including health, life and disability insurance, not to exceed an aggregate amount of $5,000 for such payments that could not have been deducted for income tax purposes by the Executive if Executive had paid them directly, for six (6) months following the date of termination of Executive's employment with Employer (the "Benefits"). The Severance Payment shall be paid in one lump sum on or before the date that is thirty (30) days after the termination date. The obligation of Employer to pay the Severance Payment or the Benefits shall cease in the event that Executive breaches any terms of this Agreement, the Creative Works Agreement, or the Release that apply to Executive after termination of Executive's employment with Employer. If Executive is terminated by Employer on a date that is six (6) months after the date of this Agreement and such termination takes place within six (6) months before or after (i) a Change of Control (defined in Section 12.6) or (ii) a Change of Management, or if Executive is terminated for non-performance related reasons that do not fall with the definition of "Cause" such termination shall be deemed "without Cause" for purposes of this Agreement. For purposes of this Section 12.5, "Change of Management" shall mean a change in either the Employer's Chief Executive Officer or Executive Chairman.

                  12.6. By Executive for Good Reason. Executive may terminate this Agreement at any time for "Good Reason." In the event Executive terminates employment for Good Reason, Employer shall provide Executive with the same payments and benefits under the same terms and conditions as it would have provided in the event Executive was terminated without Cause, as described in

Section 12.5 above. For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) a material diminution in Executive's duties or a change in Executive's direct reporting to the Board; (ii) the relocation of Employer's headquarters to a location outside San Diego County, California; (iii) the failure of Employer to make any payment due to Executive in a timely manner, provided that Employer has the ability to make such payment to Executive and such failure remains uncured for more than seven (7) calendar days; and (iv) a "Change of Control" of the Employer. For purposes of this Agreement, "Change of Control" means (1) a merger, consolidation or reorganization involving Employer, where the shareholders of Employer as of the date of such transaction have less than a majority of the equity ownership of the resulting merged or consolidated company; or (2) a sale of all or substantially all of the assets of Employer, where the shareholders of Employer as of the date of such transaction have less than a majority of the equity ownership of the buyer of such assets. For the avoidance of any doubt, any transaction contemplated by Section 5.8 of the Share Exchange Agreement dated as of August 22, 2005, among Employer, Somanta Limited and the other parties as signatories thereto shall not be considered to be a Change of Control for purposes of this Agreement.

         13. Key Man Insurance. Executive agrees to cooperate with Employer in the event Employer seeks "key man" insurance on Executive's life, including, without limitation, providing a proposed insurer necessary access to Executive's medical records.

         14. Successors and Assigns. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

         15. Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California, without reference to its conflicts of laws principles.

         16. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

         17. Severability. Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect.

         18. Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party's right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

         19. Notices. All notices or other communications required hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to

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

Employer at:                                   Executive at:

Somanta Pharmaceuticals, Inc.                  ___________________________
19200 Von Karman Avenue, Suite 400             ___________________________
Irvine, CA 92612                               ___________________________


With Copy to:                                  With Copy to:

Ken Polin, Esq.                                ___________________________
Foley & Lardner LLP                            ___________________________
402 W. Broadway, Suite 2300                    ___________________________
San Diego, CA 92101                            ___________________________

Notice of change of address shall be effective only when done in accordance with this Section.

         20. Arbitration. The parties agree that disputes concerning the terms of this Agreement and Executive's employment under this Agreement are subject to arbitration in accordance with the Executive Arbitration Agreement attached hereto as Exhibit D and incorporated by this reference as though fully set forth herein.

         21. Entire Agreement. Executive acknowledges receipt of this Agreement and agrees that this Agreement represents the entire Agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or Agreements with Employer or any officer or agent thereof, except the Creative Works Agreement and Executive Arbitration Agreement which are incorporated herein as set forth in paragraphs 7.3 and 20 of this Agreement, respectively. Executive understands that no representative of the Employer has been authorized to enter into any Agreement or commitment with Executive which is inconsistent in any way with the terms of this Agreement.

         22. Construction. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement or caused it to be drafted.

         23. Executive Acknowledgment. Executive acknowledges that he has been advised by Employer to consult with independent counsel of his own choice, at his expense, concerning this Agreement, that he has had the opportunity to do so, and that he has taken advantage of that opportunity to the extent that he desires. Executive further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

         24. Disclaimer. It is the intention of the parties that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, the Company shall have no liability to Executive should any provision of this Agreement fail to satisfy these provisions.

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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                   EMPLOYER:

                                       Somanta Pharmaceuticals, Inc.
                                       a Delaware corporation


                                       By: /s/ TERRANCE J. BRUGGEMAN
                                           -------------------------------------
                                       Its: Executive Chairman
                                           -------------------------------------


                                   EXECUTIVE:

                                       /s/ DAVID W. KRAMER
                                       -----------------------------------------
                                       David W. Kramer
                                       -----------------------------------------

                                   EXHIBIT A


                         OUTSIDE ACTIVITIES OF EXECUTIVE

                                   EXHIBIT B


                               YEAR ONE MILESTONES

            BONUS GUIDELINES FOR THE FISCAL YEAR ENDED APRIL 30, 2006

     o Successfully close a $15 million or greater equity funding for the Company by no later that 10/31/05

     o Complete all Company SOP's required for Pre-clinical and clinical activities

     o    Establish Master cell bank for Phoenix for cGMP manufacture

     o    Achieve cGMP Synthesis of Alchemix of at least 100 gm

     o Enter into an agreement with a CRO for toxicology and safety testing of Alchemix

     o Prepare IND filing package for a Company sponsored Phase IIa clinical trial of Alchemix, recognizing that some of the toxicology and safety testing data may not be available.

                                   EXHIBIT C

                            CREATIVE WORKS AGREEMENT

                                   EXHIBIT D


                              ARBITRATION AGREEMENT

         THIS ARBITRATION AGREEMENT ("Agreement") is made by and between Somanta Pharmaceuticals, Inc. ("Employer") and David W. Kramer ("Employee").

         The purpose of this Agreement is to establish final and binding arbitration for all disputes arising out of Employee's relationship with Employer, including without limitation Employee's employment or the termination of Employee's employment. Employee and Employer desire to arbitrate their disputes on the terms and conditions set forth below to gain the benefits of a speedy, impartial dispute-resolution procedure. Employee and Employer agree to the following:

         1. Claims Covered By the Agreement. Employee and Employer mutually consent to the resolution by final and binding arbitration of all claims or controversies ("claims") that Employer may have against Employee or that Employee may have against Employer or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, or any subsidiary or affiliated company or corporation (collectively referred to as "Employer"), relating to, resulting from, or in any way arising out of Employee's relationship with Employer, Employee's employment relationship with Employer and/or the termination of Employee's employment relationship with Employer, to the extent permitted by law. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.

         2. Required Notice Of Claims And Statute Of Limitations. Employee may initiate arbitration by serving or mailing a written notice to the President of Employer at Employer's principal place of business. Employer may initiate arbitration by serving or mailing a written notice to Employee at the last address recorded in Employee's personnel file. The written notice must specify the claims asserted against the other party. Notice of any claim sought to be arbitrated must be served within the limitations period established by applicable federal or state law.

         3.       Arbitration Procedures.

                  3.1. After demand for arbitration has been made by serving written notice under the terms of Section 2 of this Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association ("AAA") in San Diego County, California.

                                                   Employer Initial: /s/ TJB
                                                                    ---------
                                                   Employee Initial: /s/ DWK
                                                                    ---------

                  3.2. The arbitrator shall be selected from the AAA panel and the arbitration shall be conducted pursuant to AAA policies and procedures. Except as provided herein, all rules governing the arbitration shall be the then applicable rules set forth by the AAA. If the dispute is employment-related, the dispute shall be governed by the AAA's then current version of the national rules for the resolution of employment disputes. The AAA's then applicable rules governing the arbitration may be obtained from the AAA's website which currently is www.adr.org.

                  3.3. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

                  3.4. Either party may file a motion for summary judgment with the arbitrator. The arbitrator is entitled to resolve some or all of the asserted claims through such a motion. The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 3.3 of this Agreement.

                  3.5. Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of the AAA, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses. The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules.

         4. Application For Emergency Injunctive And/Or Other Equitable Relief. Claims by Employer or Employee for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be subject to the then current version of the AAA's Optional Rules for Emergency Measures of Protection set forth within the AAA's Commercial Dispute Resolution Procedures. The AAA shall appoint a single emergency arbitrator to handle the claim(s) for emergency relief. The emergency arbitrator selected by the AAA shall be either a retired judge or an individual experienced in handling matters involving claims for emergency injunctive and/or other equitable relief relating to unfair competition and the use or unauthorized disclosure of trade secrets and/or confidential information.

         5. Arbitration Decision. The arbitrator's decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party's right to appeal the decision is limited to grounds provided under applicable federal or state law.

         6. Place Of Arbitration. The arbitration will be at a mutually convenient location in San Diego County, California. If the parties cannot agree upon a location, then the arbitration will be held at the AAA's office in San Diego, California.

                                                   Employer Initial: /s/ TJB
                                                                    ---------
                                                   Employee Initial: /s/ DWK
                                                                    ---------

         7. Construction. Should any portion of this Agreement be found to be unenforceable, such portion will be severed from this Agreement, and the remaining portions shall continue to be enforceable.

         8. Representation, Fees and Costs. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys' or representative's fees. However, if any party prevails on a statutory claim that affords the prevailing party's attorneys' fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party. Employer shall be responsible for the arbitrator's fees and costs to the extent they exceed any fee or cost that Employee would be required to bear if the action were brought in court.

         9. Waiver of Jury Trial/Exclusive Remedy. EMPLOYEE AND EMPLOYER KNOWINGLY AND VOLUNTARILY WAIVE ANY CONSTITUTIONAL RIGHT TO HAVE ANY DISPUTE BETWEEN THEM DECIDED BY A COURT OF LAW AND/OR BY A JURY IN COURT.

         10. Sole And Entire Agreement. This Agreement expresses the entire Agreement of the parties and shall supersede any and all other agreements, oral or written, concerning arbitration. This Agreement is not, and shall not be construed to create, any contract of employment, express or implied.

         11. Requirements for Modification or Revocation. This Agreement to arbitrate shall survive the termination of Employee's employment. It can only be revoked or modified by a writing signed by the President of Employer and Employee that specifically states an intent to revoke or modify this Agreement.

         12. Voluntary Agreement. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS ITS TERMS, AND AGREES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN EMPLOYER AND EMPLOYEE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT. EMPLOYEE HAS KNOWINGLY AND VOLUNTARILY ENTERED INTO THE AGREEMENT WITHOUT RELIANCE ON ANY PROVISIONS OR REPRESENTATIONS BY EMPLOYER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

         EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH EMPLOYEE'S PRIVATE LEGAL COUNSEL AND EMPLOYEE HAS UTILIZED THAT OPPORTUNITY TO THE EXTENT DESIRED.

Dated:  January 31, 2006               /s/ DAVID W. KRAMER
       ------------------              -----------------------------------------
                                       David W. Kramer
                                       -----------------------------------------

                                                Somanta Pharmaceuticals, Inc.

Dated:  January 31, 2006               By: /s/ TERRANCE J. BRUGGEMAN
       ------------------                  -------------------------------------
                                       Title:  Executive Chairman
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